FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
BETWEEN PETVIVO HOLDING, INC. AND WESLEY HAYNE

THIS AMENDMENT (this “Amendment”) is made and entered into as of the 7th day of June, 2017 by and among PetVivo Holdings, Inc. (“PETVIVO” or the “Company”), and Wesley Hayne (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Executive Employment Agreement dated as of March 1, 2017 ( “Employment Agreement”); and

WHEREAS, PETVIVO and Executive would like to amend the provisions of the Employment Agreement in view of the change in role and increased services and tasks provided by Executive, which includes an additional grant and transfer of restricted shares of PetVivo common stock in accordance with the provisions of this Amendment.

NOW, THEREFORE, in consideration of the above recitals and the covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.       Defined Terms. Capitalized terms that are used in this Amendment have the meanings set forth in the Employment Agreement, unless otherwise defined in this Amendment. Note that underlined text denotes additions and strikethrough text denotes deletions to the Employment Agreement.

2.       In Section A of the “RECITALS”, this Section shall be deleted in its entirety and replaced with the following:

A.       Company wishes to hire and Executive wishes to be employed by the Company in the capacity of Chief Executive~~Revenue~~ Officer of the Company.

3.       In the Sections 2.1 and 2.2 of the Employment Agreement, these Sections shall be deleted in their entirety and replaced with the following:

2.1       Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment, as the Chief Executive ~~Revenue~~ Officer of the Company. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Executive’s employment by the Company.

2.2       Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote his ~~part~~full- time attention and time to the business and affairs of the Company unless other arrangements are approved by ~~the Chief Executive Officer or~~ the Board of Directors of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive by the Board of Directors hereunder and under the Company’s bylaws, as amended from time to time, and to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement, it shall not be a violation of this Agreement for Executive to serve on corporate, civic, non-profit or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement or cause harm to the Company. Executive shall comply with the Company’s policies and procedures provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

4.       In the Section 2.5 of the Employment Agreement, this Section shall be deleted in its entirety and replaced with the following:

2.5 Term. Subject to the provisions of Article IV, the term of employment of Executive under this Agreement shall commence on the date set forth above and continue until ~~February 28~~May 31, 2019~~8~~ (the “Initial Term”). Following the Initial Term this Agreement and upon mutual consent of the Parties, this Agreement shall renew for successive terms of one (1) year each unless the parties cannot mutually agree to extend this Agreement or agree to terms of a new employment agreement prior to the expiration of the Initial Term or the end of any renewal term. If one or both of the Parties request a new employment agreement at any time following the Initial Term and the Parties cannot mutually agree to the terms and conditions of the new employment agreement, employment shall immediately terminate.

4.       In the Section 3.1 of the Employment Agreement, this Section shall be deleted in its entirety and replaced with the following:

3.1 Base Salary. The Company shall pay Executive monthly payments of Two Thousand Five Hundred Dollars ($2,500.00) per month and shall accrue on behalf of Executive Five Thousand Five Hundred Dollars ($5,0500.00) per month until the Company has received a capital raise/funding in an amount of at least One Million Dollars ($1,000,000) (“Financing”). Upon receipt of the Financing by the Company and during the remaining term of Executive’s employment under this Agreement, Executive shall be paid a Base Salary at an annual rate that is not less than Ninety- six Thousand Dollars ($96~~0~~,000) or such higher annual rate as may from time to time be approved by the Board. The Base Salary shall be paid in monthly payments of ~~Seven Eight~~ Thousand Five Hundred Dollars ($~~7,~~58,000.00) per month, payable on the last day of each month for the term of this Agreement or until termination.

5.       Upon execution of this amendment, the Company shall grant Executive 200,000 shares of the Company’s restricted common stock. The shares shall vest upon execution of the Amendment.

6.       The Executive shall also have transferred to him by John Lai pursuant to the terms of a Stock Transfer Agreement and Escrow Agreement One Million Two Hundred Fifty Thousand (1,250,000) restricted shares of PetVivo common stock that shall be released from escrow pursuant to the terms and conditions of the Escrow Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to the Employment Agreement between the parties entered into on March 1, 2017 to be executed in the manner appropriate to each.

PETVIVO, INC.

By:	/s/ John F. Dolan
John F. Dolan
Chief Financial Officer

EXECUTIVE

By:	/s/ Wesley Hayne
Wesley Hayne

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, dated the 1st day of March, 2017, is by and between PetVivo Holdings, Inc. a Nevada corporation (“Company”), and Wesley Hayne, an Arizona resident (“Executive”).

RECITALS

A.       Company wishes to hire and Executive wishes to be employed by the Company in the capacity of Chief Revenue Officer of the Company.

B.       In consideration of the foregoing premises and the parties’ mutual covenants and undertakings contained in this Agreement, the Company and Executive agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

1.1       “Agreement” means this Executive Employment Agreement, as from time to time amended.

1.2       “Base Salary” means the total annual cash/restricted stock compensation payable on a regular periodic basis.

1.3       “Beneficiary” means the person or persons designated in writing to the Company by Executive to receive benefits payable after Executive’s death. In the absence of such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.

1.4       “Board” means the Board of Directors of the Company.

1.5       “Cause” has the meaning set forth at paragraph 4.2 of this Agreement.

1.6       “Change in Control” means:

(a)	the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity (other than an entity owned at least 80% by the Company) in which the Company is not the surviving entity or 50% of the Company’s then existing Board is replaced; or

(b)	the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the total fair market value of the Company; or

(c)	the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of stock in the Company, the total sale or disposition of which is greater than 51% of the total common stock of the Company; or

(d)	the Company adopts a plan of complete liquidation or winding-up of the Company.

Such definition shall not include a follow-up Public Offering by Company or additional equity capital obtained by the Company pursuant to the approval of a majority of the Board.

1.7       “Company” means all of the following, jointly and severally: (a) PetVivo Holdings, Inc; (b) any Subsidiary; and (c) any Successor.

1.8       “Confidential Information” means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to business and operating plans and to business as conducted during Executive’s employment with the Company or anticipated to be conducted as evidenced by Company documents in existence as of the Date of Termination, and to past or current or anticipated as evidenced by Company documents in existence (as of the Date of Termination) products or services. Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, distribution and selling. All information that Executive has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information.

1.9       “Disability” means the unwillingness or inability of Executive to perform Executive’s duties under this Agreement because of incapacity due to physical or mental illness, bodily injury, immediate household family illness or disease for a period of six (6) months.

1.10       “Executive” means Wesley Hayne.

1.11       “Financing” means funds raised for the benefit of the Company, whether in the form of loans, venture capital financing or other investments.

1.12       “Good Reason” has the meaning set forth at paragraph 4.3 of this Agreement.

1.13       “Inventions” means ideas, developments, improvements and discoveries related to the business of the Company including the products, methods of use and methods of manufacture of the Company, which have been identified by Executive while employed and which the Company elects to pursue, whether or not such are patentable, copyrightable or protectable under any statutory or regulatory scheme, and whether or not in writing or reduced to practice.

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1.14       “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive plan, and any employee benefit plan, such as thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

1.15       “Subsidiary” means any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Company and/or one or more Subsidiaries.

1.16       “Successor” has the meaning set forth at paragraph 8.2(a) of this Agreement.

1.19 “Works of Authorship” means writings, drawings, software, trademarks and any other works of authorship, whether or not such are copyrightable or can be trademarked.

ARTICLE II.

EMPLOYMENT, DUTIES, AND TERM

2.1       Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment, as the Chief Revenue Officer of the Company. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Executive’s employment by the Company.

2.2       Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote his part-time attention and time to the business and affairs of the Company unless other arrangements are approved by the Chief Executive Officer or the Board of Directors of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder and under the Company’s bylaws, as amended from time to time, and to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement, it shall not be a violation of this Agreement for Executive to serve on corporate, civic, non-profit or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement or cause harm to the Company. Executive shall comply with the Company’s policies and procedures provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

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2.3       Certain Proprietary Information. If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

2.4       No Conflict. The Executive represents and warrants that Executive is not party to or subject to any agreement, covenant, understanding, or under any obligation, contractual or otherwise, to any firm, person or corporation, which would prevent his employment by the Company or adversely affect his ability to serve as an executive of the Company, as herein contemplated.

2.5       Term. Subject to the provisions of Article IV, the term of employment of Executive under this Agreement shall commence on the date set forth above and continue until February 28, 2018 (the “Initial Term”). Following the Initial Term this Agreement and upon mutual consent of the Parties, this Agreement shall renew for successive terms of one (1) year each unless the parties cannot mutually agree to extend this Agreement or agree to terms of a new employment agreement prior to the expiration of the Initial Term or the end of any renewal term. If one or both of the Parties request a new employment agreement at any time following the Initial Term and the Parties cannot mutually agree to the terms and conditions of the new employment agreement, employment shall immediately terminate.

2.6       Return of Proprietary Property. Executive agrees that all property in Executive’s possession belonging to Company, including without limitation all documents, reports, manuals, memoranda, computer print-outs, magnetic and other media, computers, customer lists, credit cards, keys, identification, products, access cards, automobiles and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating such property. Executive shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

ARTICLE III.
COMPENSATION, BENEFITS AND EXPENSES

3.1       Base Salary. The Company shall pay Executive monthly payments of Two Thousand Five Hundred Dollars ($2,500.00) per month and shall accrue on behalf of Executive Five Thousand Dollars ($5,000.00) per month until the Company has received a capital raise/funding in an amount of at least One Million Dollars ($1,000,000) (“Financing”). Upon receipt of the Financing by the Company and during the remaining term of Executive’s employment under this Agreement, Executive shall be paid a Base Salary at an annual rate that is not less than Ninety Thousand Dollars ($90,000) or such higher annual rate as may from time to time be approved by the Board. The Base Salary shall be paid in monthly payments of Seven Thousand Five Hundred Dollars ($7,500.00) per month, payable on the last day of each month for the term of this Agreement or until termination.

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The Executive compensation shall also include a grant of 160,000 shares of the Company’s restricted common stock that shall have a strike price of Fifty Cents ($0.50) per share. The shares shall vest upon execution of the Agreement. The terms and conditions governing the issuance of the restricted shares as satisfaction of the share grant in the Base Salary pursuant to this Section 3.1 are specified in the Restricted Stock Agreement of Exhibit A.

3.2       Bonus Compensation. Executive shall be eligible for discretionary cash and/or equity performance/incentive bonuses that are approved and granted by the Board of Directors. The Board of Directors will consider such performance based bonuses for the Executive on a regular basis, which shall occur at least once each calendar year.

3.3       Benefits. Executive shall be eligible to participate in any and all executive or employee benefits, including but not limited to any pension, equity incentive, welfare and fringe benefits Company maintains for its employees of similar tenure and grade, subject to and on a basis consistent with the terms of each such Plan or program and consistent with executives of similar tenure or grade.

3.4       Paid-Time-Off. Executive shall be entitled to Ten (10) days of paid-time-off per calendar year for vacation, sick leave and all other personal leave, exclusive of days where executive’s work for company was accomplished by executive when out of the office. The time or times at which such paid-time-off days are to be taken shall be reasonably determined by Executive consistent with Executive’s duties and obligations under this Agreement. Executive may carry forward ten (10) paid-time-off days with respect to a calendar year that are unused as of the last day of such calendar year, with Twenty (20) days to be the maximum paid-time-off days that Executive shall have in any calendar year, unless such policy is changed by the Company but never less than Twenty (20) day maximum per year.

3.5       Business Expenses. During the term of Executive’s employment under this Agreement the Company shall, in accordance with, and to the extent of, its polices in effect from time to time, bear all pre-approved, reasonable, ordinary and necessary business expenses incurred by Executive in performing Executive’s duties as an executive officer of the Company, including, without limitation, all travel and living expenses while away from home on business in the service of the Company and entertainment expenses, provided that Executive accounts promptly for such expense to the Company in the manner reasonably prescribed from time to time by the Company. For all business expenses related to any action, activity, event or item that are anticipated to exceed $500, Executive shall submit a written expense authorization form to the Company for approval prior to incurring any such business expense.

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ARTICLE IV.
TERMINATION

Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Executive’s employment and this Agreement may terminate as follows:

4.1       Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to immediately terminate the employment of Executive upon the occurrence of any of the following events (which events shall constitute "Cause" for termination):

(a)       Executive shall intentionally commit a material and substantial breach or violation of any of Executive’s covenants under this Agreement, which breach continues for a period of ten (10) days following notice thereof from the Company;

(b)       Executive shall fail to substantially perform Executive’s duties with the Company (other than due to incapacity resulting from physical or mental illness, including care required for physical or mental illness of Executive’s immediate family) which failure has continued for at least thirty (30) days following receipt by Executive of written notice specifying the failure to substantially perform; or

(c)       Executive is convicted of, or pleads nolo contendere to a crime involving dishonest conduct, moral turpitude or relating directly to his duties as an employee of the Company.

(d)       Executive shall violate or refuse to obey the lawful and reasonable written instructions of the Board of the Company, provided that such instructions are not in violation of this Agreement or substantially different from job description;

(e)       Executive shall become disabled during the Term (Executive shall be deemed to be disabled if the Executive is eligible to receive disability benefits under any long-term disability plan the Company may then have in effect, or, if no such plan is then in effect, Executive shall be deemed to be disabled if Executive is unable to perform the essential functions of his position with the Company, with reasonable accommodation, by reason of a physical or mental infirmity, for a period of ninety (90) consecutive days within any 180-day period), or if Executive shall die during the Term of this Agreement.

If the employment of Executive is terminated pursuant to this Section 4.1, such termination shall be effective upon the delivery of notice thereof to Executive, except in the event of the death of Executive, in which case termination shall be effective immediately upon death, and termination pursuant to subsection 4.1(a) or (b) under circumstances in which Executive is entitled to notice of breach (or failure) and an opportunity to cure, in which case termination shall be effective immediately after the notice period if Executive fails to cure the breach or failure to the reasonable satisfaction of the Company.

4.2       Termination by Company for any Other Reason. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to terminate the employment of Executive for any reason, including reasons other than those described in Section 4.1, upon ten (10) days’ notice to Executive. Such termination shall be effective upon the expiration of such 10-day period. Company reserves the right to provide pay in lieu of notice for the 10-day period. In the event of termination by the Company for any reason not constituting “Cause” (as defined in Section 4.1 (a), (b), (c), (d) or (e) above), Executive shall be entitled to the severance payments described in Section 4.5.

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4.3       Return of Property. Upon termination of Executive’s employment for any reason, be it voluntary or involuntary, Executive shall promptly deliver to the Company (a) all records, manuals, books, documents, client lists, letters, reports, data, tables, calculations, prototypes and any and all copies of any of the foregoing which are the property of the Company or which relate in any way to the business or practices of the Company, and (b) all other property of the Company and Confidential Information which in any of these cases are in his possession or under his control. Executive shall not retain any copies or summaries of any kind of documents and materials covered by this Paragraph 4.3.

4.4       Payment Upon Termination. In the event Executive’s employment with the Company is terminated, the Company shall continue to pay Executive all Salary and other payments due under the terms of this Agreement through the date of termination, including payment for accrued but unused PTO. Termination of employment shall not affect vested benefits under any employee benefit plans in which Executive participates. Following termination, Executive shall have the right to continue medical benefits and life insurance benefits pursuant to COBRA.

4.5       Surviving Rights. Notwithstanding the termination of Executive's employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

ARTICLE V.
CONFIDENTIAL INFORMATION

5.1 Prohibitions Against Use. Executive will not during or subsequent to the termination of Executive’s employment under this Agreement use or disclose, other than in connection with Executive’s employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company, which consent will not be unreasonably withheld by the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this paragraph 5.1 will survive for as long as the Company in its sole judgment considers the information to be Confidential Information. The obligations under this paragraph 5.1 will not apply to any Confidential Information that is now or becomes generally available to the public through (i) no fault of Executive or (ii) to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.

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ARTICLE VI.
NON-COMPETITION

6.1       Non-Competition. Subject to paragraph 6.2 and 6.3, Executive agrees that during the terms of this Agreement and for a period of one (1) year following termination of employment for any reason, Executive will not, anywhere in the world, directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with the Company which activity involves the development, distribution, sales or marketing of manufactured matrix materials containing proteins including, but not limited to, collagen-, elastin-, casein- or fibrin-containing products for any medical application. For purposes of this paragraph, “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

6.2       Covenant Not to Recruit. Executive recognizes that the Company’s workforce constitutes an important and vital aspect of its business on a world-wide basis. Executive agrees that for a period of one year following the termination of this Agreement for any reason whatsoever, he shall not solicit, or assist anyone else in the solicitation of, any of the Company’s then-current employees to terminate their employment with the Company and to become employed by any business enterprise with which the Executive may then be associated, affiliated or connected.

6.3       Judicial Modification. If any of the foregoing covenants are deemed by a court of competent jurisdiction to be unenforceable because of their scope or duration, or the area or subject matter covered thereby, the Company and Executive agree that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter and/or area of such covenant to the extent that allows the maximum scope, duration, subject matter and area permitted by applicable law.

ARTICLE VII.
INVENTIONS

7.1       Disclosure and Assignment of Inventions and Other Works. Executive shall promptly disclose to the Company in writing all Inventions and Works of Authorship which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group, or entity, whether during the normal hours of Executive’s employment at the Company or on Executive’s own time during the term of this Agreement and for one year after termination of this Agreement. In addition, prior to his employment with the Company, Executive generated the Inventions and Works of Authorship disclosed on Schedule A to this Agreement. All disclosures shall be made by Executive to the Company in a written report setting forth in detail the structures, procedures and methodology employed and the results achieved.

Executive, by signing this Agreement, to the extent that he has the legal right to do so, hereby assigns and agrees to assign all rights, title and interests to all such Inventions and Works of Authorship described above and as set forth on Schedule A to the Company and hereby acknowledges that any and all of said Inventions and Works of Authorship are the property of the Company.

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Executive shall give the Company all the assistance it reasonably requires in order for Company to perfect, protect, and use its rights to Inventions and Works of Authorship with appropriate compensation if such assistance occurs following termination of this Agreement. Executive shall sign all such documents, take all such actions and supply all such actions and supply all such information that the Company deems necessary or desirable in order to transfer or record the transfer of Executive’s entire right, title and interest in such Inventions and Works of Authorship; and in order to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship. The Company shall bear all expenses in this regard.

7.2       Notice: Minnesota law exempts from this Agreement “an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.” For purposes of this paragraph, the term “inventions” is acknowledged to include Works of Authorship.

ARTICLE VIII.
GENERAL PROVISIONS

8.1       No Adequate Remedy. The parties declare that it is impossible to accurately measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, other than a claim by Executive for a payment pursuant to paragraph 4.4, the party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.2       Arbitration. Any claim arising out of or relating to Executive’s employment with the Company including claims: (1) arising out of termination or discipline (including constructive discharge) or any denial of promotion; (2) relating to breach of contract (express or implied); (3) relating to tort; (4) relating to wages or other compensation due; (5) relating to benefits (except claims under an employee benefit or pension plan that either (i) specifies that its claims procedures shall culminate in an arbitration procedure different from this one, or (ii) is underwritten by a commercial insurer which decides claims; (6) concerning discrimination disputes (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, or disability), including complaints regarding hostile work environment, or other prohibited discriminatory conduct; and (7) concerning violation of any law, statute, regulation or ordinance, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

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Notwithstanding the above, claims that are not arbitrable are those for injunctive and/or other equitable relief, including but not limited to those for unfair competition and the use or disclosure of Confidential Information, as to which the Executive agrees that the Company may seek and obtain relief from a court of competent jurisdiction. Claims for workers’ compensation or unemployment compensation benefits are also excluded from this requirement for arbitration.

The aggrieved party must give written notice to the other party of any claim. The written notice shall identify and describe the nature of the claims asserted and the facts upon which such claims are based.

Except for such claims listed above which are not arbitrable, for all other claims this Section 8.2 specifically includes a waiver of the right to a court trial and a trial by jury.

8.3       Successor and Assigns.

(a)       This Agreement shall be binding upon and inure to the benefit of any Successor of the Company and any such Successor shall absolutely and unconditionally assume all of the Company’s obligations hereunder. Upon Executive’s written request, the Company will seek to have any Successor, by agreement in form and substance reasonably satisfactory to Executive, assent to the fulfillment by the Company of their obligations under this Agreement. Failure to obtain such assent at least three (3) business days prior to the time a person or entity becomes a Successor (or where the Company does not have at least three (3) business days’ advance notice that a person or entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) shall constitute Good Reason for termination by Executive of employment pursuant to paragraph 4.3. For purposes of this Agreement, “Successor” shall mean any corporation, individual, group, association, partnership, firm, venture, or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), all or substantially all of the Company’s business and/or assets, directly or indirectly, by merger, consolidation, recapitalization, purchase, liquidation, redemption, assignment, similar corporate transaction, or operation of law, other than an Initial or follow-up Public Offering by Company or additional equity capital obtained by the Company pursuant to the approval of a majority of the Board.

(b)       This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate. Executive may not assign this Agreement, in whole or any part, without the prior written consent of the Company.

8.4       Notices. All notices, request and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U.S. mail, to any party at its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

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8.5       Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.6       Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

8.7       Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.8       Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.9       Modification. This Agreement may not be modified or amended except by a written instrument signed by the parties hereto.

8.10       Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

8.11       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.12       Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder (including, without limitation, the provisions of paragraph 3.3 (relating to stock options), the provisions of paragraph 3.4 (relating to benefits), and 4.7 (relating to compensation) or beyond the termination of this Agreement (including, without limitation, the provisions of Article V (relating to confidential information) Article VI (relating to non-competition) and Article VII (relating to Inventions) shall continue in full force and effect notwithstanding Executive’s termination of employment hereunder or the termination of this Agreement, respectively.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE		PETVIVO HOLDINGS, INC.

By:	/s/ Wesley Hayne	By:	/s/ John Lai
	Wesley Hayne		John Lai
Address:	5884 N. Bronco Lane		Chief Executive Officer
	Prescott Valley, AZ 86314		12100 Singletree Lane Eden Prairie, MN 55344

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EXHIBIT A

Restricted Stock Agreement